Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Accuride Corporation on Form S-8 of our report (relating to the financial statements of Transportation Technologies Industries, Inc.) dated February 15, 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002) included in Amendment No. 4 to Registration Statement (No. 333-121944 on Form S-1) filed with the Securities and Exchange Commission.

We also consent to the references to us under the “Selected Historical Consolidated Financial Data and Other Data” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Chicago, IL
April 20, 2005